    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2000


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          COLLEGELINK.COM INCORPORATED
             (Exact name of registrant as specified in its charter)

            DELAWARE                                        16-0961436
  (State or other jurisdiction                           (I.R.S. employer
of incorporation or organization)                     identification number)
                                55 HAMMARLUND WAY
                         MIDDLETOWN, RHODE ISLAND 02482
                                 (401) 845-8800

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                RICHARD A. FISHER
                                    CHAIRMAN
                                55 HAMMARLUND WAY
                         MIDDLETOWN, RHODE ISLAND 02482
                                 (401) 845-8800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            ROBERT L. BIRNBAUM, ESQ.
                             DAVID A. BROADWIN, ESQ.
                             FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 832-1000


      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. [   ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.[   ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                         CALCULATION OF REGISTRATION FEE


                                                                PROPOSED            PROPOSED
                                                 AMOUNT          MAXIMUM             MAXIMUM
          TITLE OF EACH CLASS OF                 TO BE        OFFERING PRICE        AGGREGATE             AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED       PER SHARE(1)     OFFERING PRICE(1)     REGISTRATION FEE
        ---------------------------            ----------       ------------     -----------------     ----------------
Common Stock, $.01 par value.............      3,384,080           $.315           $1,065,985.20           $281.42

(1) Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on average of the high and low prices reported on the American Stock Exchange on October 6, 2000.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                          COLLEGELINK.COM INCORPORATED

                  SUBJECT TO COMPLETION, DATED OCTOBER 12, 2000

                                3,384,080 SHARES

                                  COMMON STOCK

     The selling stockholders are offering 3,384,080 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

     The selling stockholders may sell these shares from time to time on the American Stock Exchange or otherwise.

     CollegeLink's common stock is traded on the American Stock Exchange under the symbol "APS." The last reported sale price of the common stock on the American Stock Exchange on October 9, 2000 was $.31 per share.


                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 12, 2000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
Summary.......................................................................................................       3
Risk Factors..................................................................................................       5
Forward-Looking Statements....................................................................................      11
Use of Proceeds...............................................................................................      11
Dividend Policy...............................................................................................      11
Selling Stockholders..........................................................................................      11
Plan of Distribution..........................................................................................      13
Legal Matters.................................................................................................      15
Experts.......................................................................................................      15
Disclosure of SEC Position on Indemnification for Securities Act Liabilities .................................      15
Where You Can Find More Information...........................................................................      15

     We own or have rights to various trademarks and trade names used in our business. These include CollegeLink, CollegeLink.com, Making College Count and others. This prospectus also refers to trademarks and trade names of other companies.

                                     SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully before you decide to purchase the shares of common stock being offered by this prospectus. You should also carefully consider the information provided in this prospectus under the heading "Risk Factors."

                                   COLLEGELINK

OUR COMPANY

         We provide a broad range of offline and online services directed at high school students and their parents, high school guidance counselors, college admissions officers and corporations which target the teen marketplace.

         We offer three success-based, in school presentation programs to high schools: "Making College Count(R)", "Making High School Count(TM)", and "Making Your College Search Count(TM)." In addition, we offer an orientation program to college freshman. These programs are sponsored by corporations seeking to reach this demographic and are offered free to high schools and students.

         We also provide college bound students and their families with a range of online solutions to the challenges of the college admission process, from college search and selection to submission of college,

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

financial aid, and scholarship applications. We have developed a website which provides a college application, financial aid and scholarship service. We also continuously obtain demographic and other information which can be used by students, their families, colleges and other service providers to assist in the college admissions process.

         More than 900 colleges and universities accept CollegeLink-processed applications, and we are currently offering colleges and universities a comprehensive marketing program to assist them in recruiting students, both generally and specifically with respect to targeted groups. We also plan to sell student data derived from both our online and offline programs to this market.

         We derive or expect to derive revenue from corporate sponsorships for our "Making It Count" in-school presentation programs; marketing programs sold to colleges and universities; data collected offline and online sold to colleges and universities as well as corporations seeking to reach this market; and electronically processed applications for admission to colleges and universities.

OUR RELATIONSHIPS

         We have entered into agreements with thousands of high schools throughout the United States to offer our three in-school presentation programs. We have also developed relationships with more than 900 colleges and universities to accept applications in their respective formats through our proprietary CollegeLink(R) "one-to-many" college application software. We have an agreement with PNC Bank, N.A., one of the largest student loan providers in the United States, to provide certain financial products and services to college bound students and their families through our CollegeLink.com Internet hub. We have an agreement with U.S. News & World Report pursuant to which we are its exclusive provider of online application services. We are continually seeking appropriate relationships to expand our service and product offerings.

OUR MARKET

         There are about 13.8 million high school students in the United States. According to the National Center for Education Statistics, this number is expected to increase to more than 15.5 million over the next five years. Each year about 3.2 million applicants submit more than seven million applications for undergraduate admission to nearly 3,400 U.S. colleges and universities. About 50% of these students apply for some form of financial aid. According to the Department of Education, it is expected that the total number of college bound students will continue to increase each year for the foreseeable future.

         Based on industry statistics, we believe colleges and universities spend about $3 billion annually to recruit and enroll students. We believe our marketing programs and the data we collect from students at our "Making It Count" presentation programs and through our web sites are of substantial commercial interest to colleges and universities. Industry statistics also indicate that teens spend $150 billion annually on discretionary purchases. We also believe that this spending power and the fact that buying habits are established during these years make our presentation programs of substantial commercial interest to our corporate sponsors.

OUR STRATEGY

         Our strategy is to leverage our face-to-face exposure to millions of teens and their parents as well as our relationships with guidance counselors and college admissions professionals established one-on-one over the years to become the leading offline and online resource for student success. We intend to drive traffic from the classroom to our websites where we offer a broad range of targeted success-based content and services. We plan to build our brand and to reach an increasing number of high school students. We plan to continue to add high schools, colleges and universities through on-campus direct sales calls by sales personnel, corporate sponsorships, direct mailings, targeted periodical advertising, online and broadcast advertising, partnerships

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
and various promotional campaigns. We intend to build upon our established brands and relationships to establish CollegeLink.com and MakingItCount.com as leading Internet hubs focused on teen success, the college admissions cycle and alternative career paths.

     Our executive offices are located at 55 Hammarlund Way, Middletown, Rhode Island 02842 and our telephone number is (401) 845-8800. Our websites are located at http://www.collegelink.com and http://www.makingitcount.com. Information contained on our websites is not part of this prospectus.

SPECIAL CONSIDERATIONS AND RISK FACTORS

     We have experienced a sharp decline in our stock price and market value in 2000. In the section of this prospectus entitled "Risk Factors," beginning on page 5, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock.

                                  THE OFFERING

COMMON STOCK
OFFERED: All of the 3,384,080 shares offered by this prospectus are being sold by the selling stockholders. Certain of the selling stockholders hold shares of convertible preferred stock which they acquired in private investment transactions in April, August and September 1999. Other selling stockholders hold shares of common stock which they acquired pursuant to a merger into a wholly-owned subsidiary corporation of the Company which occurred in August 1999.

USE OF PROCEEDS:           We will not receive any of the proceeds from sales of
                           shares by the selling stockholders.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. We have set forth below the material risk factors necessary to make an informed investment decision. You should carefully consider these risk factors, together with all of the other information included in this prospectus, including information incorporated by reference, before you decide whether to purchase shares of our common stock.

WE NEED TO RAISE ADDITIONAL CAPITAL OR FIND A BUYER FOR THE COMPANY OR ONE OF ITS BUSINESS LINES.

     Cash available at September 25, 2000 is able to support our operations at present levels only through November 2000. We therefore need to raise more capital through public or private financing. We do not know if additional financing will be available to us or, if it is available, whether it will be available on attractive terms. If we do raise more capital in the future, it is probable that it will result in substantial dilution to our stockholders. In addition, we have announced that we are seeking a buyer for the Company but that discussions are in preliminary stages and that it is too early to know whether the Company will engage in a transaction and if so, under what terms. Alternatively, we may seek to sell one of the Company's business segments. If we cannot raise more capital or find a buyer for the Company or one of its business segments, we may need to curtail our business activities, possibly quite substantially, or cease business operations entirely.

OUR ONLINE BUSINESS SEGMENT IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY AS AN INTERNET COMPANY.

     One of our predecessor entities established the CollegeLink business in 1991. While we previously sold CollegeLink(R) as a computer-based service, we have converted this business to an Internet-based service. Accordingly, the CollegeLink business in its current form has only a very limited operating history on which you can base your evaluation of this business. As a result, you will find it difficult to predict our future revenues or results. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in a new and rapidly evolving market such as the market for Internet-based services.

WE HAVE NEVER BEEN PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE.

     Each of our predecessors has incurred significant losses in every fiscal period since inception. Since our recent mergers with each of these corporations, we have continued to incur losses in the CollegeLink.com business and our other businesses. We incurred net losses of $630,332 in fiscal 1998, $2,586,425 in fiscal 1999 and $7,882,864 in fiscal 2000. We expect to continue to experience losses at least for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Our failure to achieve and maintain profitability could adversely affect the market price of our common stock.

WE FACE COMPETITION FROM COMPANIES OPERATING BUSINESSES SIMILAR TO OURS, AND OUR FAILURE TO COMPETE SUCCESSFULLY WILL ADVERSELY AFFECT OUR BUSINESS.

     The market in which we operate is very competitive. We face direct competition for our college application service from a number of sources, the most significant of which are Apply!, Embark.com (formerly CollegeEdge), CollegeNet, CollegeQuest and XAP. Apply!, owned by The Princeton Review, provides a CD-based college application product to students, primarily through a high school distribution scheme. Embark.com, CollegeNet, CollegeQuest and XAP are Internet companies which allow students to complete and submit college applications electronically. Our CollegeLink(R) service also faces competition from traditional print media companies such as The Princeton Review, Petersons, a subsidiary of Thomson Corporation, and Kaplan Educational Centers, which provide offline information and resources such as self help guides on college admission and selection, and from software companies already providing packaged software to educational institutions and professionals. Some of these companies have already moved to provide these resources on the Internet. We also face competition from educational not-for-profit and membership organizations such as ACT and The College Board(R) which already provide significant online information and other resources to students. The College Board(R) has recently announced plans to provide a broad range of college admissions, test preparation and related services on the Internet and has advised us that it does not intend to renew its business relationship with us. Our in school presentation programs face competition from a variety of sources including other providers of self-help and educational programs such as Kaplan, Barrons, Princeton Review, Houghton Mifflin and Learning Forum. While we have relationships with more than 900 colleges and universities and will have significant exposure to large numbers of high school students and their families through our success-based in school presentation programs, we expect that these factors will not prevent additional competitors from entering the markets in which we operate with competing products and services. There are numerous websites available which offer resources to the high school and college-bound student market. Our current or future competitors may have greater resources, including contacts in the educational industry, than we currently have at our disposal. Our competitors may be more able to react more quickly to changes in technology in our industry and/or to expend greater time and funds than we can to develop and promote their products or services. Increased competition could result in pricing pressures, reduced margins or the failure of our products and services to achieve or maintain market acceptance. If we cannot compete effectively with current or future competitors, our business, operating results and financial condition could be materially adversely affected.

STUDENTS MAY BE RELUCTANT TO USE OUR PRODUCTS AND SUBMIT COMPUTER-BASED APPLICATIONS, AND ANY DIFFICULTY CONVINCING STUDENTS TO USE OUR SERVICE COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

     Our business depends on substantial use of our products by college bound students, because the bulk of our revenues are derived from sponsorships from corporations that wish to market products to the students. College bound students may believe that applications submitted electronically will not receive the same treatment as traditional applications, and they may feel insecure about relying on an intermediary for submitting applications. In addition, various colleges and universities may not wish to establish a relationship with any particular online application service or they may not be willing to accept online filing from any service, either of which policies could discourage college bound students from using our products. Similarly, if we are unable to enter into new relationships with colleges not currently accepting CollegeLink(R) applications or maintain our existing relationships with a large number of colleges and universities, the growth of our student audience could be inhibited. If we cannot attract and maintain a large audience of college bound students, our business and operating results could be materially adversely affected.

OUR FAILURE TO MANAGE OUR EXPANDING OPERATIONS SUCCESSFULLY COULD ADVERSELY AFFECT OUR BUSINESS.

     If we are to be successful, we must expand our operations. We have experienced significant growth in our expenses and employee base as a result of acquisitions. This growth creates new and increased management and training responsibilities for our employees. This growth also increases the demands on our internal systems, procedures and controls, and on our managerial, administrative, financial, marketing and other resources. We depend heavily upon the managerial, operational and administrative skills of our officers to manage this growth. Nonetheless, new responsibilities and demands may adversely affect the overall quality of our work. Any failure on our part to improve our internal systems, procedures and controls, to attract, train, motivate, supervise and retain additional professional, managerial, administrative, financial, marketing and other personnel, or otherwise to manage growth successfully could have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY INTEGRATING THE BUSINESSES OF ECI AND STUDENT SUCCESS.

     On August 10, 1999, we acquired ECI, Inc., now renamed CollegeLink Corporation. CollegeLink Corporation provides online college admission, scholarship and financial aid application services. On February 17, 2000 we acquired Student Success, Inc. Student Success offers onsite high school and college preparatory programs for students and their families under its Making College Count(R), Making High School Count(TM) and Making Your College Search(TM) trademarks. On March 20, 2000 we terminated negotiations regarding a planned acquisition of Online Scouting Network, Inc. We cannot assure you that we will be able to absorb and effectively manage the acquisitions of ECI and Student Success. There can be no assurance that we will be able to develop, market and sell our CollegeLink(R) products and services and the products and services of Student Success successfully. The difficulty and management distraction inherent in integrating each acquired business, the substantial charges expected to be incurred in connection with each acquisition, including costs of integrating each business and transaction expenses arising from each acquisition, the risks of entering markets in which we have no or limited direct prior experience, the potential loss of key employees of each acquired company and the risk that the benefits sought in each acquisition will not be fully achieved, could have a material adverse effect on our business, operating results and financial condition.

WE ARE DEPENDENT UPON CERTAIN KEY PERSONNEL WHOSE SERVICES COULD BE DIFFICULT TO REPLACE.

     Our future success depends to a significant degree on the skills, experience and efforts of our key executive officers and key marketing and management personnel. Our chief executive officer and president recently resigned but are currently serving as a full-time consultants to the Company. While we have employment and consulting agreements with several key individuals, such agreements do not guarantee their continued employment or consultancy with us. While we also have noncompetition agreements with these individuals, there is no assurance that the noncompetition agreements will be enforceable. The loss of the services of any of our key employees or consultants could have a material adverse effect on our business, operating results and financial condition. We do not currently maintain a key person life insurance policy covering any of our officers.

OUR INABILITY TO HIRE AND RETAIN SKILLED PERSONNEL COULD HARM OUR BUSINESS.

     Qualified personnel are in great demand throughout the software and Internet industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our inability to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could have a material adverse effect on our business, operating results and financial condition.

SEASONAL FACTORS MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE IN CERTAIN PERIODS TO OFFSET EXPENSES IN THOSE PERIODS.

     Because our CollegeLink business derives a substantial portion of its revenues from the college application process which occurs in the fall, winter, and early spring, revenue from our CollegeLink(R) products and services has historically been much lower during the late spring and summer months, and we expect this trend to continue. In addition, revenues for student loan applications and from the sales of marketing programs and data to colleges and universities are also seasonal. We expect most of these revenues to be received between July and December. This seasonality of the CollegeLink business may cause our revenue and operating results to fluctuate significantly in the future and to be difficult to predict. In such an event, the price of our common stock could decline.

IF OUR ONLINE SERVERS BECAME UNAVAILABLE, WE COULD LOSE CUSTOMERS.

     We could lose existing or potential customers for our online CollegeLink(R) business if they do not have ready access to our online servers, or if our online servers and computer systems do not perform reliably and to our customers' satisfaction. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation. As the number of students and colleges and universities using CollegeLink(R) online increases, we will need to expand and upgrade the technology underlying our CollegeLink(R) services. We may be unable to predict accurately changes in the volume of user traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions. System interruptions will affect the quality of our services we provide to our existing customers and may cause us to lose customers. In addition, we may need to divert significant resources to expand and upgrade our existing systems and infrastructure to meet any increase in user demand. This could have a material adverse effect on our business, results of operations and financial condition. Although we are planning to provide a redundant server capability in another geographic area, all of our computer and communications equipment is currently located in Middletown, Rhode Island. This equipment is vulnerable to interruption or damage from fire, flood, power loss, telecommunications failure and earthquake. Some of the components of our computer and communication systems do not have immediate automatic backup equipment. The failure of any of these components could result in down time for our server and could seriously harm our business. Our property damage and business interruption insurance may not protect us from any loss that we may suffer. Our computer and communications systems are also vulnerable to computer viruses, physical or electronic break-in and other disruptions. These problems could lead to interruptions, delays, loss of data or the ineffective operation of our server. Any of these outcomes could seriously harm our business.

WE MAY BE UNABLE TO PROTECT ADEQUATELY OUR INTELLECTUAL PROPERTY RIGHTS, AND ASSERTING OUR INTELLECTUAL PROPERTY RIGHTS MAY SUBJECT US TO LITIGATION WHICH COULD HARM OUR OPERATING RESULTS.

     The unauthorized reproduction or other misappropriation of our proprietary technology or use of our other intellectual property rights could enable third parties to benefit from our technology and other intellectual property rights without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. Although we have taken steps to protect our proprietary technology and other intellectual property, they may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT AND OTHER CLAIMS FROM THIRD PARTIES IN CONNECTION WITH THE USE OF OUR TECHNOLOGY WHICH COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS AND DIVERT OUR RESOURCES FROM OUR BUSINESS.

     Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business for periods of time. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products or services. Any of these events could have a material adverse effect on our business, operating results and financial condition.

RISKS RELATING TO OUR INDUSTRY

WE DEPEND ON THE CONTINUED GROWTH OF THE INTERNET AND ANY DECREASE IN CONSUMER USE OF THE INTERNET OR THE GROWTH OF THE INTERNET COULD HARM OUR BUSINESS.

     Our ability to generate revenues is substantially dependent upon continued growth in the acceptance and use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. We cannot be certain that the necessary infrastructure or complementary products or services will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, there can be no assurance that the infrastructure will continue to be able to support the demands placed upon it by such potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle increased levels of Internet activity, increased governmental regulation or taxation of Internet commerce may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, it would have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS MAY BE HARMED BY THE SECURITY RISKS RELATED TO INTERNET COMMERCE.

     A significant barrier to submission of personal data in college applications over the Internet by students is the secure transmission of confidential information over public networks. Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

OUR EXISTING PRINCIPAL STOCKHOLDERS EXERCISE SIGNIFICANT CONTROL OF COLLEGELINK.

     Of our outstanding 14,480,564 shares of common stock, our principal stockholders, officers and directors beneficially own 6,383,913 shares or about 44 percent of our common stock, including 765,491 shares issuable upon exercise of options held by our officers and directors which are exercisable within 90 days of the date hereof. As a result, our principal stockholders, officers and directors may have the ability to control and direct our affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control in CollegeLink.

THERE HAS BEEN LITTLE PREVIOUS PUBLIC MARKET FOR OUR STOCK, AND IF SUCH A MARKET DOES DEVELOP, OUR STOCK PRICE COULD POTENTIALLY BE VOLATILE.

     Although our common stock is quoted on the American Stock Exchange and was previously quoted on the Over-the-Counter Electronic Bulletin Board, there has been little public market for the common stock, and there can be no assurance that an active trading market will develop or be sustained. At a future date, provided a public market for the stock does develop, the market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to proprietary rights and general market conditions.

FUTURE SALES OF COMMON STOCK BY EXISTING SECURITY HOLDERS COULD DEPRESS THE MARKET PRICE FOR THE COMMON STOCK.

     Sales of substantial amounts of the common stock in the public market, or the prospect of such sales, could depress the prevailing market price of the common stock and our ability to raise equity capital in the future. We have outstanding 20,499,399 shares of common stock, warrants and options to purchase common shares and common shares issuable upon conversion of our preferred stock (assuming the maximum number of shares to be issued upon conversion). Of these, 14,480,564 shares are issued and outstanding, of which, 9,161,733 shares are restricted as to sale under the Securities Act of 1933. An additional 2,798,566 shares of common stock underlying shares of convertible preferred stock are being registered hereby and will be unrestricted as to sale if the holders elect to convert their preferred stock into common stock at $4.00 per share. In addition, 3,878,835 shares issuable upon exercise of warrants and options will be, restricted In addition, 2,140,000 shares of common stock registered hereby which underlie certain preferred stock will be immediately eligible for sale in the public market without restriction on the date of the prospectus. Taking into account the lock-up agreements which certain of our stockholders have signed and the restrictions of Rules 144, 144(k) and 701 promulgated under the Securities Act, all of the restricted shares will be available for sale in the public market by April 20, 2001.

ISSUANCE OF PREFERRED STOCK MAY ADVERSELY AFFECT HOLDERS OF COMMON STOCK OR DELAY OR PREVENT CORPORATE TAKE-OVER.

     Our certificate of incorporation provides that we may issue preferred stock from time to time in one or more series. Our Board of Directors is authorized to determine the rights (including voting rights), preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our common stockholders. The Board of Directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

OUR CHARTER, BY-LAWS AND DELAWARE LAW MAY DETER TAKE-OVERS.

     Our certificate of incorporation, by-laws and Delaware law contain provisions that could have anti-takeover effects and that could discourage, delay or prevent a change in control of CollegeLink or an acquisition of CollegeLink at a price that many stockholders may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to take some corporate actions, including the election of directors. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business. If that happens, the trading price of our common stock could decline and you could lose all or part of your investment.

                                 USE OF PROCEEDS

       All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received proceeds from the sale of the shares of convertible preferred stock that were converted, or are convertible, into the shares of common stock offered in this prospectus. This money was used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We currently intend to retain earnings, if any, to fund our business, and therefore we do not anticipate paying cash dividends in the foreseeable future. If we ever earn income on which we would be entitled to declare or pay dividends, we expect that our Board of Directors would decide whether to pay dividends after taking into account various factors including our financial condition, results of operations, current and anticipated cash needs, and plans for expansion.

                              SELLING STOCKHOLDERS

     All of the 3,384,080 shares offered by this prospectus are being registered for sale for the accounts of selling stockholders. As noted in the following table, the selling stockholders may obtain the common stock offered under this prospectus by converting or exercising certain convertible securities of CollegeLink that they now hold. These selling stockholders hold shares of Series A Preferred Stock and Series C Preferred Stock, which we issued to them in private investment transactions in April, August and September 1999. In addition, some of these selling stockholders were issued common stock of the Company or Series B Preferred Stock that has since been converted to common stock of the Company in connection with a merger that occurred in August 1999, and some of these selling stockholders were issued common stock as stock dividends, and that common stock is being registered hereby.

     The table below includes, in the total number of shares offered, 1,140,000 shares of common stock that have been issued or are issuable upon conversion of shares of Series A Preferred Stock at a conversion price of $4.00 per share; 34,709 shares of common stock that have been issued or are issuable as dividends paid to the holders of the Series A Preferred Stock; 1,000,000 shares of common stock that have been issued or are issuable upon conversion of shares of Series C Preferred Stock at a conversion price of $4.00 per share; and 1,101,179 shares of common stock that were issued to former shareholders of ECI, Inc. in connection with the August 10, 1999 merger of ECI into our wholly-owned subsidiary.

     We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.

     The following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of October 10, 2000, and as adjusted to reflect the sale by the selling stockholders of the shares of common stock offered by this prospectus. Of these selling stockholders, Thomas Burgess was CollegeLink's president from November 11, 1999 until March 7, 2000, and of ECI, Inc., the predecessor of CollegeLink Corporation, from January 1999 to August 1999; and Gerald Paxton was the president of ECI, Inc. until January 1999 and has been a senior consultant to CollegeLink since August 1999. No other selling stockholder has held any office or maintained any material relationship with CollegeLink, or any of our predecessors or affiliates, over the past three years.

                                                             SHARES                                   SHARES
                                                       BENEFICIALLY OWNED        NUMBER         BENEFICIALLY OWNED
                                                      PRIOR TO OFFERING(1)      OF SHARES      AFTER OFFERING(1)(2)
NAME AND ADDRESS                                     NUMBER      PERCENT(3)      OFFERED       NUMBER      PERCENT
----------------                                     ------      ----------      -------       ------      -------
Provident Life and Accident Insurance Company         772,316         5.35%      772,316            0         0%
Andrew F. Nicoletta                                    26,118         0.18%       26,118            0         0%
Frank Fernandez, Jr.                                   10,150         0.07%       10,150            0         0%
Chelverton Fund, Ltd.                                  30,449         0.21%       30,449            0         0%
John Sununu                                            44,405         0.31%       44,405            0         0%
BMJ Partnership                                         6,344         0.04%        6,344            0         0%
Caribbean Investors Group Ltd.                         25,374         0.18%       25,374            0         0%
Bost & Co.                                            259,553         1.80%      259,553            0         0%
John L Armstrong                                        4,784         0.03%        4,784            0         0%
David & Anne Boucher                                    7,078         0.05%        7,078            0         0%
Brett Bouvier                                           1,143         0.01%        1,143            0         0%
Roberta Bouvier                                        10,874         0.08%       10,874            0         0%
William Bowers                                          2,975         0.02%        2,975            0         0%
Lawrence Owen Brown Family Trust                        7,078         0.05%        7,078            0         0%
John B. and Ann P. Brown                               14,885         0.10%       14,885            0         0%
Thomas Burgess                                        119,739         0.83%      119,739            0         0%
Mary Cady                                               9,964         0.07%        9,964            0         0%
James Cardin                                            2,975         0.02%        2,975            0         0%
Margaret Carpenter                                      3,916         0.03%        3,916            0         0%
Richard Cohen                                           3,355         0.02%        3,355            0         0%
James Cox                                               2,796         0.02%        2,796            0         0%
Joseph Cronin                                           4,742         0.03%        4,742            0         0%
William Deyesso                                         3,355         0.02%        3,355            0         0%
Peter Falb                                              2,975         0.02%        2,975            0         0%
Roger Gale                                              2,796         0.02%        2,796            0         0%
Richard A. and Barbara A. Gariepy                      42,812         0.30%       42,812            0         0%
Harry George                                            2,975         0.02%        2,975            0         0%

Robert A. Gough, Jr.                                   18,315         0.13%       18,315            0         0%
David Grainger                                          2,975         0.02%        2,975            0         0%
Margaret Houlding                                       8,601         0.06%        8,601            0         0%
Leo Hourihan                                           19,917         0.14%       19,917            0         0%
Margaret Johnson Revocable Trust                        9,338         0.06%        9,338            0         0%
Bruce Johnson                                          15,568         0.11%       15,568            0         0%
Theodore G. Johnson                                   166,040         1.15%      166,040            0         0%
Maryanne Kasper                                         3,355         0.02%        3,355            0         0%
David Kilroy                                            9,957         0.07%        9,957            0         0%
Marcia Kuchta                                           3,355         0.02%        3,355            0         0%
Jason Kuplen                                           11,447         0.08%       11,447            0         0%
Daniel Leinweber                                        1,256         0.01%        1,256            0         0%
Henry Maniace                                           5,952         0.04%        5,952            0         0%
Michael Mark                                           12,522         0.09%       12,522            0         0%
Robert Meshel                                           3,355         0.02%        3,355            0         0%
Allen Millett                                           6,181         0.04%        6,181            0         0%
Andrew Muir                                            29,762         0.21%       29,762            0         0%
David Nagelberg                                         6,789         0.05%        6,789            0         0%
Stan Natanson                                           6,523         0.05%        6,523            0         0%
Gerald Paxton                                         296,722         2.05%      296,722            0         0%
Kenneth Rossano                                        10,587         0.07%       10,587            0         0%
Richard & Elinda Scherr                                 4,754         0.03%        4,754            0         0%
Steven M. and Paula M. Schwartz                         6,884         0.05%        6,884            0         0%
Lawrence Silverstein                                    3,355         0.02%        3,355            0         0%
Lawrence Smith                                         30,526         0.21%       30,526            0         0%
Joseph Tomlinson                                       19,917         0.14%       19,917            0         0%
Raymond Wheeler                                        44,277         0.31%       44,277            0         0%
Amy White                                                 228         0.00%          228            0         0%
Robert Preston Young                                    2,975         0.02%        2,975            0         0%
USA Group Noel-Levitz                                 196,721         1.36%      196,721            0         0%
PNC Investment Corporation                          1,000,000         6.92%    1,000,000            0         0%

* Less than 1.0%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person.

(2) Assumes that all shares of common stock offered in this prospectus will be sold.

(3) Based on approximately 14,396,948 shares of common stock issued and outstanding as of October 10, 2000.

PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by selling stockholders, who consist of the persons named under "Selling Stockholders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the shares on the American Stock Exchange or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

         - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers;

         - an exchange distribution in accordance with the rules of such exchange;

         -        privately negotiated transactions;

         -        short sales;

         - if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; and

         -        any other method permitted pursuant to applicable law.

     In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

     If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

         -        the name of each of the participating broker-dealers,

         -        the number of shares involved,

         -        the price at which the shares were sold,

         - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

         - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -        any other facts material to the transaction.

     We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions.

     In addition, in the event the selling stockholders sell short shares of common stock, this prospectus may be delivered in connection with such short sales and the shares offered by this prospectus may be used to cover such short sales. To the extent, if any, that the selling stockholders may be considered "underwriters" within the meaning of the Securities Act, the sale of the shares by them shall be covered by this prospectus.

                                  LEGAL MATTERS

     Foley, Hoag & Eliot LLP, Boston, Massachusetts, has advised us with respect to the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

     Radin, Glass & Co., LLP, independent accountants, have audited our consolidated financial statements at June 30, 1998, 1999 and 2000 and for each of the three years in the period ended June 30, 2000, as set forth in their report. The incorporation by reference in this prospectus and in the registration statement of which it is part, is in reliance on the report of Radin, Glass & Co., LLP given on their authority as experts in accounting and auditing.


                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our certificate of incorporation provides that our directors shall not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law. Our certificate of incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law (and includes provisions authorizing the advancement of expenses incurred in connection with certain applicable proceedings). A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. Our certificate of incorporation also provides that the foregoing rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which our directors and officers may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of CollegeLink, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC?s website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File. No. 333-85079):

         -        Our Annual Report on Form 10-KSB for the year ended June 30,
                  2000;

         -        Our Annual Report on Form 10-KSB for the year ended June 30,
                  1999;

         - Our Quarterly Report on Form 10-QSB for the three months ended March 31, 2000;

         - Our Quarterly Report on Form 10-QSB for the three months ended September 30, 1999;

         - The "Description of Securities" contained in our Registration Statement on Form 8-A filed February 18, 1971 together with all amendments and reports filed for the purpose of updating that description;

         - Our Proxy Statement for the November 11, 1999 Annual Meeting of Stockholders

         -        Our Current Report on Form 8-K dated March 9, 2000

         -        Our Current Report on Form 8-K dated February 17, 2000

         -        Our Current Report on Form 8-K dated August 10, 1999

         - The "Description of Securities" contained in our Registration Statement No. 333-85079 on Form SB-2 filed August 2, 1999 and incorporating by reference the information contained in the Company's Final Prospectus dated January 24, 2000, filed under
                  Section 424(b) under the Securities Act of 1933.

         - All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

         - Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

     You may request copies of these filings, at no cost, by writing or telephoning us as follows:

                            Investor Relations
                            CollegeLink.com Incorporated
                            55 Hammarlund Way
                            Middletown, RI 02842
                            Telephone: (401) 845-8800

     This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimates, except for the Securities and Exchange Commission registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of common stock being sold by the Selling Stockholders (including fees and expenses of counsel for the Registrant), except for the underwriting discount and for legal fees of any counsel selected by any particular Selling Stockholder.

Securities and Exchange Commission registration fee.............................     $   281.42
American Stock Exchange listing additional shares fee...........................     $     0.00
Accounting fees and expenses....................................................     $ 5,000.00
Legal fees and expenses.........................................................     $ 5,000.00
Blue sky fees and expenses, including legal fees................................     $     0.00
Printing, EDGAR formatting and mailing expenses.................................     $ 5,000.00
Miscellaneous...................................................................     ----------
       Total....................................................................     $15,281.42
                                                                                     ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (A) The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

         "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (included attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former director or officers or employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses."

         (B) Article SIXTH of the Company's Amended and Restated Certificate of Incorporation contains the following provisions relating to the indemnification of directors and officers:

         A.       INDEMNIFICATION.

                           1. Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation (including any partially or wholly owned subsidiary of the Corporation), partnership, joint venture, trust or other enterprise (including any employee benefit plan) (each of such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on the Indemnitee's behalf in connection with such action, suit or proceeding and any appeal therefrom, if (A) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation and (B) with respect to any criminal action or proceeding, the Indemnitee had no reasonable cause to believe the Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith, did not act in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, did not have reasonable cause to believe that the Indemnitee's conduct was unlawful. Notwithstanding anything to the contrary in this Article SIXTH, except as set forth in Section C.2. of this Article SIXTH, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

                           2. Proceedings by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation's favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving as a director, officer or trustee of, or in a similar capacity with, another corporation (including any partially or wholly owned subsidiary of the Corporation), partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on the Indemnitee's behalf in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) that the Court of Chancery of the State of Delaware shall deem proper.

                           3. Expenses of Successful Indemnitee. Notwithstanding any other provision of this Article SIXTH, to the extent that an Indemnitee has been successful, on the merits or otherwise (including a disposition without prejudice), in defense of any action, suit or proceeding referred to in Section A.1. or 2. of this Article SIXTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, the Indemnitee shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by the Indemnitee or on the Indemnitee's behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (A) the disposition being adverse to the Indemnitee, (B) an adjudication that the Indemnitee was liable to the Corporation, (C) a plea of guilty or nolo contendere by the Indemnitee, (D) an adjudication that the Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and (E) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe the Indemnitee's conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

                           4. Partial Indemnification. If any Indemnitee is entitled under any provision of this Section A. to indemnification by the Corporation for a portion, but not all, of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by the Indemnitee or on the Indemnitee's behalf in any appeal therefrom, the Corporation shall indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

         B.       ADVANCEMENT OF EXPENSES.

                           Subject to Section C.2. of this Article SIXTH, in the event that the Corporation does not assume a defense pursuant to Section C.1. of this Article SIXTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article SIXTH, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final deposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH. Any such undertaking by an Indemnitee shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

         C.       PROCEDURES.

                           1. Notification and Defense of Claim. As a condition precedent to any Indemnitee's right to be indemnified, the Indemnitee must promptly notify the Corporation in writing of any action, suit, proceeding or investigation involving the Indemnitee for which indemnity will or may be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee; provided that the Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such claim. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided in this Section C.1. The Indemnitee shall have the right to employ the Indemnitee's own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (A) the employment of counsel by the Indemnitee has been authorized by the Corporation, (B) counsel to the Indemnitee has reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (C) the Corporation has not in fact employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation except as otherwise expressly provided by this Article SIXTH.

                           2. Requests and Payment. In order to obtain indemnification or advancement of expenses pursuant to this Article SIXTH, an Indemnitee shall submit to the Corporation a written request therefor, which request shall include documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within sixty days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section A.1.,
         A.2. or B. of this Article SIXTH, the Corporation determines, by clear and convincing evidence, within such sixty-day period, that any Indemnitee did not meet the applicable standard of conduct set forth in Section A.1. or A.2. of this Article SIXTH. Such determination shall be made in each instance by (A) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), even though less than a quorum, (B) a majority vote of a quorum of the outstanding shares of capital stock of all classes entitled to vote for directors, which quorum shall consist of stockholders who are not at that time parties to the action, suit, proceeding or investigation in question, (C) independent legal counsel (who may be regular legal counsel to the Corporation), or (D) a court of competent jurisdiction.

                           3. Remedies. The right of an Indemnitee to indemnification or advancement of expenses pursuant to this Article SIXTH shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies, in whole or in part, a request of an Indemnitee in accordance with the preceding Paragraph 2. or if no disposition thereof is made within the sixty-day period referred to in the preceding Paragraph 2. Unless otherwise provided by law, the burden of proving that an Indemnitee is not entitled to indemnification or advancement of expenses pursuant to this Article SIXTH shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met any applicable standard of conduct, nor an actual determination by the Corporation pursuant to the preceding Section C.2. that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing the Indemnitee's right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

         D.       RIGHTS NOT EXCLUSIVE.

                           The right of an Indemnitee to indemnification and advancement of expenses pursuant to this Article SIXTH shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in the Indemnitee's official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to serve in the capacity with respect to which the Indemnitee's right to indemnification or advancement of expenses accrued, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article SIXTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures supplemental to those set forth in this Article SIXTH. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SIXTH. In addition, the Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation (including any partially or wholly owned subsidiary of the Corporation), partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by such a person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

         E.       SUBSEQUENT EVENTS.

                           1. Amendments of Article or Law. No amendment, termination or repeal of this Article SIXTH or of any relevant provisions of the General Corporation Law of the State of Delaware or any other applicable law shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions of this Article SIXTH with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the effective date of such amendment, termination or repeal. If the General Corporation Law of the State of Delaware is amended after adoption of this Article SIXTH to expand further the indemnification permitted to any Indemnitee, then the Corporation shall indemnify the Indemnitee to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, without the need for any further action with respect to this Article SIXTH.

                           2. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article SIXTH with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or factors occurring prior to the date of such merger or consolidation.

         F.       INVALIDATION.

                           If any or all of the provisions of this Article SIXTH shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable provision of this Article SIXTH that shall not have been invalidated and to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable law.

         G.       DEFINITIONS.

                  Unless defined elsewhere in this Amended and Restated Certificate of Incorporation, any term used in this Article SIXTH and defined in
Section 145(h) or (i) of the General Corporation Law of the State of Delaware shall have the meaning ascribed to such term in such Section. The effect of these provisions would be to permit indemnification by the Company of for, among other liabilities, liabilities arising under the Securities Act of 1933 (the "Securities Act").

ITEM 16. EXHIBITS

EXHIBIT         NAME OF EXHIBIT
NO.
---
3.1             Amended and Restated Certificate of Incorporation(1)
3.2             By-Laws(1)
4.1             Please see Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of
                Incorporation and By-laws of the Company defining the rights of holders of the common and preferred stock of the Company
4.2             Series A Convertible Stock Purchase Agreement, dated April 2, 1999, between the Company and
                Provident Life and Accident Insurance Company (2)
4.3             Registration Agreement by and among the Company, Gerald A. Paxton, Thomas J. Burgess and ECI,
                Inc. dated as of August 10, 1999 (1)
4.4             Registration Rights Agreement by and among the Company and USA Group Noel-Levitz, Inc. dated as of July 28, 1999 (1)
4.5             Stock Purchase Agreement, dated September 30, 1999, between the Company and PNC Investment Corp.(1)
4.6             Series A Convertible Preferred Stock Purchase Agreement, dated as of October 26, 1999, between the Company and Bost & Co. (1)
4.7             Series A Lock-Up Agreement (1)
*5.1            Opinion of Foley, Hoag & Eliot LLP
23.1            Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
23.2            Consent of Radin, Glass & Co., LLP
24.1            Power of Attorney (contained on the signature page of this Registration Statement)


     * To be filed by amendment.

    (1) Filed as Exhibit to the Company's Registration Statement No. 333-85079 on Form SB-2 and incorporated herein by reference.

    (2) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed April 27, 1999.

ITEM 17. UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required to Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                COLLEGELINK.COM INCORPORATED

October 10, 2000                By  /s/ Richard A. Fisher
                                    ---------------------
                                    Chairman of the Board



                                POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Richard A. Fisher, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of CollegeLink.com Incorporated, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant in the capacities indicated as of October 10, 2000.

               SIGNATURE                         DATE                   TITLE
               ---------                         ----                   -----
         /S/ RICHARD A. FISHER             October 10, 2000      Chairman of the Board
         ---------------------
         RICHARD A. FISHER                                       (Principal Executive, Financial and Accounting
                                                                  Officer)


         /S/ KEVIN J. HIGH                 October 10, 2000      Director
         -----------------
         KEVIN J. HIGH



         /S/ MARK ROGERS                   October 10, 2000      Director
         ---------------
         MARK ROGERS

                                  EXHIBIT INDEX

EXHIBIT         NAME OF EXHIBIT
NO.
---
3.1             Amended and Restated Certificate of Incorporation(1)
3.2             By-Laws(1)
4.1             Please see Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of
                Incorporation and By-laws of the Company defining the rights of holders of the common and preferred stock of the Company
4.2             Series A Convertible Stock Purchase Agreement, dated April 2, 1999, between the Company and
                Provident Life and Accident Insurance Company (2)
4.3             Registration Agreement by and among the Company, Gerald A. Paxton, Thomas J. Burgess and ECI,
                Inc. dated as of August 10, 1999 (1)
4.4             Registration Rights Agreement by and among the Company and USA Group Noel-Levitz, Inc. dated as of July 28, 1999 (1)
4.5             Stock Purchase Agreement, dated September 30, 1999, between the Company and PNC Investment Corp.(1)
4.6             Series A Convertible Preferred Stock Purchase Agreement, dated as of October 26, 1999, between the Company and Bost & Co. (1)
4.7             Series A Lock-Up Agreement (1)
*5.1            Opinion of Foley, Hoag & Eliot LLP
23.1            Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
23.2            Consent of Radin, Glass & Co., LLP
24.1            Power of Attorney (contained on the signature page of this
                Registration Statement)


     * To be filed by amendment.

     (1) Filed as Exhibit to the Company's Registration Statement No. 333-85079 on Form SB-2 and incorporated herein by reference.

     (2) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed April 27, 1999.